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                                                              EXHIBIT 99.1


Schedule of computation of ratio of earnings to fixed charges of The Kroger Co. and consolidated subsidiary companies and unconsolidated companies as if consolidated for the five fiscal years ended January 1, 1994 and for the two quarters ended June 18,
1994 and June 19, 1993.

                            Two Quarters Ended                          Fiscal Years Ended
                           ---------------------  ---------------------------------------------------------------
                            June 18,   June 19,   January 1,  January 2,  December 28, December 29, December 30,
                              1994       1993        1994       1993         1991          1990         1989
                           (24 Weeks) (24 Weeks)  (52 Weeks)  (53 Weeks)   (52 weeks)   (52 weeks)   (52 Weeks)
                           ---------- ----------  ---------- ------------ ------------ ------------ ------------
                                                           (in thousands of dollars)
Earnings
  Earnings (loss) from
  continuing operations
  before tax expense
  (credit), extraordinary
  loss and cumulative
  effect of change in
  accounting . . . . . . .  $205,485   $101,995    $283,938    $173,415    $168,595      $142,203    $  (8,739)
  Fixed charges. . . . . .   233,209    270,624     556,008     640,004     687,226       708,455      788,239
  Capitalized interest . .      (772)    (1,239)        230        (960)        122           (39)        (839)
                            --------   --------    --------    --------    --------      --------    ---------
                            $437,922   $371,380    $840,176    $812,459    $855,943      $850,619     $778,661
                            ========   ========    ========    ========    ========      ========    =========
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
Fixed Charges
  Interest . . . . . . . .  $152,372   $193,560    $391,693    $476,932    $536,485      $565,540     $651,038
  Portion of rental
  payments deemed to be
  interest. . . . . . . .     80,837     77,064     164,315     163,072     150,741       142,915      137,201
                            --------   --------    --------    --------    --------      --------    ---------
                            $233,209   $270,624    $556,008    $640,004    $687,226      $708,455     $788,239
                            ========   ========    ========    ========    ========      ========    =========
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
Ratio of Earnings to
  Fixed Charges . . . . .        1.9        1.4         1.5         1.3         1.2          1.2           -
Dollar Deficiency of
  Coverage. . . . . . . .        N/A        N/A         N/A         N/A         N/A          N/A       ($9,578)
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